EX 99.12(a)(1)(i) COE

As Amended and Restated December 7, 2012:

Code of Ethics for Principal Executive and Principal Financial Officers

I. Policy Purpose and Summary

Section 406 of the Sarbanes-Oxley Act requires that the each MFS Fund registered under the Investment Company Act of 1940 adopt a code of ethics for senior financial officers, applicable to its principal financial officer and principal accounting officer.

II. Overview

A.	Covered Officers/Purpose of the Code

This code of ethics (this “Code”) has been adopted by the funds (collectively, “Funds” and each, “Fund”) under supervision of the MFS Funds Board (the “Board”) and applies to the Funds’ Principal Executive Officer and Principal Financial Officer (the “Covered Officers” each of whom is set forth in Exhibit A) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that the Funds file with, or submit to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Funds;

•	compliance by the Funds with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

B.	Conduct Guidelines

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. In addition, each Covered Officer should not place his or her personal interests ahead of the Funds’ interests and should endeavor to act honestly and ethically. In furtherance of the foregoing, each Covered Officer must:

•

not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting for any Fund whereby the Covered Officer would benefit personally to the detriment of the Fund; and

•	not cause a Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Fund.

The following activities, which could create the appearance of a conflict of interest, are permitted only with the approval of the Funds’ Chief Legal Officer (“CLO”):

•	service as a director on the board of any “for profit” company;

•	running for political office;

•	the receipt of any Fund business-related gift in excess of $300;

•

the receipt of any entertainment from any company with which a Fund has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any material ownership interest in, or any consulting or employment relationship with, any Fund service providers (e.g., custodian banks, audit firms), other than the Funds’ investment adviser, principal underwriter, administrator or any affiliated person thereof;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by a Fund for effecting portfolio transactions or for selling or redeeming shares, other than an interest arising from the Covered Officer’s employment or securities ownership.

C.	Disclosure and Compliance

•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Funds;

•

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about a Fund to others, whether within or outside the Fund, including to the Fund’s trustees and auditors, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his or her area of Fund responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•

it is the responsibility of each Covered Officer to promote compliance within his or her area of Fund responsibility with the standards and restrictions imposed by applicable laws, rules and regulations.

D.	Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Boards that he or she has received, read, and understands the Code;

•	annually thereafter affirm to the Boards that he or she has complied with the requirements of the Code;

•

annually report to the CLO affiliations and relationships which are or may raise the appearance of a conflict of interest with the Covered Officer’s duties to the Funds, as identified in the annual Trustee and Officer Questionnaire;

•	not retaliate against any other Covered Officer or any officer or employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the CLO promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

The CLO is responsible for applying this Code to specific situations in which questions are presented under it, granting waivers upon consultation with the appropriate Board or its designee, investigating violations, and has the authority to interpret this Code in any particular situation. The CLO will report requests for waivers to the appropriate Board (or a designee thereof) promptly upon receipt of a waiver request and will periodically report to the appropriate Board any approvals granted since the last report.

The CLO will take all appropriate action to investigate any potential violations reported to him or her and to report any violations to the appropriate Board. If the Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer.

Any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

E.	Confidentiality

All reports and records prepared or maintained pursuant to this Code and under the direction of the CLO will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the appropriate Funds’ Board, its counsel, counsel to the Board’s independent trustees and senior management and the board of directors of the Fund’s investment adviser and its counsel.

F.	Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

III.	Supervision

The Board of Trustees of the Fund, including a majority of the Trustees who are not “interested persons” (as defined in the 1940 Act) of the Fund, shall review no less frequently than annually, a report from the CLO regarding the affirmations of the principal executive officer and the principal financial officer as to compliance with this Code.

IV.	Interpretation and Escalation

Breaches of the Code are reviewed by the CLO and communicated to the Board of Trustees of the affected Fund(s). Interpretations of this Policy shall be made from time to time by the CLO, as needed, and questions regarding the application of this Policy to a specific set of facts are escalated to the CLO.

V.	Authority

Section 406 of the Sarbanes-Oxley Act.

VI.	Monitoring

Adherence to this policy is monitored by the CLO.

VII.	Related Policies

This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s codes of ethics under Rule 17j-1 under the Investment Company Act and any other codes or policies or procedures adopted by the Funds or their investment adviser or other service providers are separate requirements and are not part of this Code.

VIII.	Amendment

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of each Board, including a majority of independent trustees.

IX.	Recordkeeping

All required books, records and other documentation shall be retained in accordance with MFS’ related record retention policy.

Additional procedures may need to be implemented by departments to properly comply with this policy.

Exhibit A

As of December 7, 2012

Persons Covered by this Code of Ethics

Funds’ Principal Executive Officer: John M. Corcoran

Funds’ Principal Financial Officer: David L. DiLorenzo

EX 99. 12(a)(1)(ii) COE

Sun Capital Advisers Trust

CODE OF BUSINESS CONDUCT AND ETHICS

Effective Date

June 25, 2003

Revised Date

August 2010

ii

I.	Overview

This Code of Business Conduct and Ethics (the “Code”) sets forth the legal and ethical standards of conduct for the principal executive officer and principal financial officer (the “Covered Officers”) of Sun Capital Advisers Trust (the “Trust”). John Donnelly serves as the President of the Trust and Lena Metelitsa serves as the Treasurer and Chief Financial Officer of the Trust. Mr. Donnelly and Ms. Metelitsa are the Trust’s Covered Officers.

Pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (the “SEC”) rules thereunder, the Board of Trustees of the Trust (the “Board”) has implemented the Code to promote and demonstrate honest and ethical conduct in its Covered Officers.

The Covered Officers are also personnel of Sun Capital Advisers LLC (the “Adviser”). In addition to adhering to the Code, these individuals must comply with other Trust and Adviser policies and procedures, including the Trust’s code of ethics governing personal trading activities, as adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Andrew Harris serves as the Chief Compliance Officer (“CCO”) primarily responsible for implementing and enforcing this Code. The CCO has the authority to interpret the Code and its applicability to particular circumstances. Any questions about the Code should be directed to the CCO. The CCO is not a Covered Officer under this Code.

II.	Purposes of the Code

The purposes of the Code are to deter wrongdoing and to:

•	promote honest and ethical conduct among Covered Officers, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

promote full, fair, accurate, timely and understandable disclosures in reports and documents that the Trust files with or submits to the SEC (and in other public communications from the Trust or any series of the Trust) and that are within the Covered Officers’ responsibilities;

•	promote compliance with applicable laws, rules and regulations;

•	encourage the prompt internal reporting of violations of the Code to the Compliance Review Officer; and

•	establish accountability for adherence to the Code.

1

III.	Incorporation of Sun Life Financial Code of Business Conduct

The provisions of the Sun Life Financial Code of Business Conduct, which is attached as Appendix A hereto, are incorporated herein and made applicable to each Covered Officer hereunder by reference as the Trust’s Code. Each Covered Officer is subject to both the Sun Life Financial Code of Business Conduct and this Code. A violation of the Sun Life Financial Code of Business Conduct shall constitute a violation of this Code.

IV.	Amendments to the Code

The CCO may amend the Code as appropriate. The CCO will obtain Board approval or ratification of any material Code amendments. The CCO will apprise the Board regarding other Code amendments at the next Board meeting following the adoption of such amendments.

V.	Acknowledgement and Certification of Adherence to the Code

Each Covered Officer must sign a statement annually acknowledging that he or she has received a copy of the Code, as amended or updated, and confirming that he or she has complied with it (see Appendix B: Code Acknowledgement and Certification Form).

VI.	Recordkeeping

The Chief Compliance Officer will create and maintain appropriate records regarding the implementation and operation of the Code, including records relating to conflicts of interest determinations and investigations of possible Code violations.

2

Appendix A

Acting Ethically

Code of Business Conduct

A-1

Table of Contents

Message from the CEO	1

Mission, Vision and Values	2

Applying the Code	3

Does the Code apply to me?	3

Annual Code Acknowledgement	3

How do I apply the Code in my business dealings?	4

Reporting Code breaches	5

How do I report a breach of the Code?	5

What happens when I report a breach?	6

Other obligations	7

Complying with the law	8

Deterring fraud	9

Combatting money laundering and terrorist financing	10

Avoiding conflicts of interest	11

Trading in securities	12

Rejecting corruption and bribery	13

Accepting and giving gifts and entertainment	14

Respecting privacy and confidentiality	15

Personal information	15

Information about Sun Life	16

Promoting fairness in the workplace	17

Engaging in outside activities or employment	18

Sustainability	19

Competing fairly	19

Dealing with Sun Life assets	20

Using technology appropriately	20

Using and protecting Sun Life assets	21

Expenses	21

Keeping books and records	22

Maintaining appropriate controls	23

Dealing with regulators, auditors and others	25

Need help?	26

Message from the CEO

Longevity is one measure of the consistent, high standard of business practice that underpins a financial services company’s reputation. We at Sun Life Financial take pride in our history, which dates back more than 140 years.

Our success as a company is founded on our values, our rigorous governance practices and transparency in all our business dealings. Our Code of Business Conduct outlines these values and explains how we put them into practice every day. This is asked of each of us throughout our organization, regardless of rank or position.

At Sun Life, we come to work every day committed to the highest standards of professionalism, honesty and integrity. This applies in the way we treat our employees and serve our customers. Acting ethically is more than how we work. It’s how we think.

Now more than ever, we must renew our focus on business ethics and conduct. Our industry has been buffeted by economic turbulence on a global scale. In the midst of this, our brand and our reputation have remained steadfast. I am asking all of you to work with me to build on these strengths.

Our Code of Business Conduct is our guide.

Donald A. Stewart

“We come to work every day with a commitment to the highest standards of honesty and integrity in the way we treat our employees and serve our customers. Acting ethically is more than how we work. It’s how we think.”

Donald Stewart, Chief Executive Officer

2010 - CODE OF BUSINESS CONDUCT	1

Mission, Vision and Values

Mission

To help customers achieve lifetime financial security.

Vision

To be an international leader in protection and wealth management.

Values

Integrity

We are committed to the highest standards of business ethics and good governance.

Engagement

We value our diverse, talented workforce and encourage, support and reward them in contributing to the full extent of their potential.

Customer focus

We provide sound financial solutions for our customers and always work with their interests in mind.

Excellence

We pursue operational excellence through our dedicated people, our quality products and services, and our value-based risk management.

Value

We deliver value to the customers and shareholders we serve and to the communities in which we operate.

2010 - CODE OF BUSINESS CONDUCT	2

Applying the Code

Does the Code apply to me?

The Sun Life Financial Code of Business Conduct applies to all people on Sun Life’s payroll and all directors of Sun Life Financial Inc., its subsidiaries and joint venture companies, other than those companies that have adopted a code of business conduct that is consistent with the spirit of the Code. Compliance with the Code is mandatory and a condition of your employment.

We are all responsible for:

•	reading, understanding and complying with the Code and any policies or supplementary codes of business conduct that may apply to us,

•	asking for guidance when necessary, and

•	reporting suspected violations.

Annual Code Acknowledgement

Each year, you will be asked to reaffirm your commitment to comply with the Code and to confirm you have complied with it over the last year by completing the Annual Code Acknowledgement. At that time you will also be asked to report any Code breaches of which you are aware (even if you previously reported them to management).

You must read, understand and comply with the Code.

Q.	I have been hired by Sun Life as a temporary employee. Am I required to complete the Annual Code Acknowledgment?

Yes. All employees, including temporary employees and contract employees, on Sun Life’s payroll system are required to complete the Annual Code Acknowledgement. This confirms that you have complied with the Code while you have been employed by Sun Life and reaffirms your commitment to do so for the remainder of your contract.

Q.	Where can I find a copy of the Annual Code Acknowledgement form and how do I complete it?

Most employees receive the Annual Code Acknowledgement by email in early December and complete it on-line by early January. If you do not have computer access, a hard copy will be provided to you. Employees on leave will be asked to complete the Annual Code Acknowledgement when they return to work.

2010 - CODE OF BUSINESS CONDUCT	3

How do I apply the Code in my business dealings?

Our reputation is one of our most important assets. Our customers may own our products for decades before they make a claim. They expect us to operate with integrity and maintain our sound reputation.

While the Code does not provide specific guidance on all situations you may encounter at work, you should keep in mind the importance of our reputation and not do or condone any activity that could damage it. If you encounter a difficult situation, ask yourself the following questions:

•	Is this legal?

•	Is this fair and ethical?

•	Am I confident that Sun Life would not be embarrassed if this situation became public knowledge?

•	Would I approve of this situation if I were a co-worker, a customer or a shareholder?

You should be able to answer “Yes” to each question. Use your best judgment and common sense, keeping in mind that you are required to comply with both the content and spirit of the Code. If you have any questions as to how to apply the Code in any situation, consult your manager, human resources, a compliance officer or a member of the law department.

Apply the spirit of the Code to situations you encounter at work.

Q.	Where can I find more information about the Code and how to apply it?

If you are unsure how to apply the Code in any situation:

•	Discuss the matter with your manager, human resources, a compliance officer, someone in the law department or an appropriate person identified in the Contact Lists on The Source.

•	Review additional information about the Sun Life Financial Code of Business Conduct on The Source if you have access to the Company intranet.

•	Email

SLF_Code_of_Business_Conduct@sunlife.com.

2010 - CODE OF BUSINESS CONDUCT	4

Reporting Code breaches

We must all take an active role in ensuring the Code is applied throughout Sun Life.

How do I report a breach of the Code?

Advise your manager, human resources, a compliance officer or someone in the law department if you believe YOU may have contravened the Code.

If you know or suspect that SOMEONE ELSE has contravened the Code or you feel you are being pressured to violate the law or your ethical responsibilities, advise your manager, human resources, the general counsel or senior compliance officer in your business group, or the chief compliance officer. If you would prefer to report the situation anonymously, or if you feel that someone has not responded appropriately to your report, use the Employee Ethics Hotline. You can access the hotline either by telephone or through the Internet. It is provided by an outside service provider, and is available to all employees, seven days a week, 24 hours a day.

If you suspect a breach has taken place, do not attempt to deal with the situation yourself. Your identity in any follow-up discussions or inquiries will be kept in confidence to the extent appropriate or permitted by law.

“It’s good to know I can report my concerns in confidence.”

2010 - CODE OF BUSINESS CONDUCT	5

What happens when I report a breach?

Sun Life takes violations of the Code seriously and investigates all reports and allegations. Investigations are handled discreetly to the extent permitted by policy or law.

Sun Life strictly prohibits any form of retaliation against employees for reporting concerns in good faith. If you report a breach in good faith, no action will be taken against you even if we cannot corroborate your concern. However, a mischievous or malicious allegation of a breach is itself a breach of the Code.

Violations of the Code may result in disciplinary action, including termination of employment. Any breach of the Code that violates the law may also result in civil or criminal proceedings.

Sun Life does not tolerate retaliation.

Q.	Can my employment really be terminated for violating the Code or any of Sun Life’s other policies?

Yes. You may be disciplined and your employment may be terminated, regardless of your position.

Q.	What happens when I use the Employee Ethics Hotline?

If you use the Employee Ethics Hotline:

•

Specially trained employees from an external service provider will create a confidential report based on your call or on-line submission. You do not need to give your name if you’d rather remain anonymous.

•

You will be asked to identify what country you’re reporting from so the report can be forwarded to your local compliance officer for investigation. There’s no direct contact between you and the compliance officer.

•

A senior compliance officer will complete a follow-up report. The service provider will give you a report number so you can call or check back on-line for a status update or to add more details to your report later.

Note: for technical reasons Sun Life employees in the United Kingdom who wish to remain anonymous should use the Employee Ethics Hotline telephone service rather than the Internet.

2010 - CODE OF BUSINESS CONDUCT	6

Other obligations

As a result of your specific position within Sun Life or your professional background, you may be required to comply with other obligations, such as:

•	supplementary codes of business conduct relating to specific activities, companies or business units within Sun Life,

•	rules of conduct governing members of your professional group or association, and

•	Sun Life standards governing specific situations you may encounter in your work.

A list of Sun Life policies and standards that relate to various Code sections is set out at the back of the Code.

If you have any questions about whether a supplementary code of business conduct, policy or standard applies to you, please talk to your manager.

If you are a manager you should:

•	act ethically and foster a work environment that reflects the content and the spirit of the Code,

•	encourage employees to act ethically in all dealings,

•	understand the Code and champion it with your team members,

•	answer employee questions about the Code or direct them to where they can find the information they need,

•	take steps to prevent breaches of the Code and to report and respond to any violations, and

•	support and protect those who report breaches.

Managers, by virtue of their positions of authority, must act as ethical role models for others.

2010 - CODE OF BUSINESS CONDUCT	7

We all have many stakeholders – customers, co-workers, regulators, shareholders, our industry and our communities. They expect us to reflect Sun Life’s values in our actions and act with integrity. The Code sets out some specific ways we show our stakeholders that we are an ethical organization.

Complying with the law

Acting ethically requires each of us to take all reasonable steps to understand and comply with the laws, rules and regulations that apply to our positions within Sun Life. It also requires us to work to the spirit of the law.

You should comply with the most restrictive policy or law in situations where a supplemental policy and/or law appears to conflict with the Code. Please advise your manager, a compliance officer, or the person in the law department primarily responsible for advising your business unit or function of the conflict.

“It’s not enough to know my job. I also need to know the laws affecting my job.”

Q.	My job is very technical and many different laws apply to the work I do. How can I be sure that I won’t violate an aspect of one of these laws?

Your manager and the person in the law department primarily responsible for advising your business unit or function will be familiar with the laws that apply to your work. Do not hesitate to contact either of them if you need clarification.

2010 - CODE OF BUSINESS CONDUCT	8

Deterring fraud

Our stakeholders expect us to conduct ourselves honestly and with integrity. None of us should participate in any type of dishonest or fraudulent behaviour that may affect Sun Life, our customers or our co-workers. Some examples of fraud are listed in the Fraud Risk Management Standard.

Sun Life does not tolerate fraud. You can help to ensure that we continue to operate ethically by reporting any suspected fraud incidents, whether committed by a co-worker or a third party, to your fraud reporting officer or through the Employee Ethics Hotline. Ask your manager or refer to the Contact Lists on The Source for the name of the fraud reporting officer in your area.

Report any suspected fraud immediately.

“I need to be aware of what’s going on around me.”

Q.	I am concerned that my colleague may be committing fraud against Sun Life, but I am not really sure. What should I do?

Call your fraud reporting officer or use the Employee Ethics Hotline to report your concern.

Q.	What do people mean when they talk about fraud?

Fraud is any dishonest act or omission intended to deprive or mislead others for personal or corporate gain. Fraud includes criminal deception, the use of false representations to gain unjust advantage, and dishonest schemes or tricks. Examples of fraud include misappropriating customers’ funds, submitting dishonest claims and identity theft.

2010 - CODE OF BUSINESS CONDUCT	9

Combatting money laundering and terrorist financing

Money laundering is the act of turning “dirty money” into “clean money” through a series of financial transactions so that the criminal origin of the funds becomes difficult to trace. Terrorist financing focuses on the destination and use of funds that may come from legitimate or criminal sources. We must all actively protect Sun Life’s products and services from being used for money laundering or for financing terrorist or other criminal activity.

Detecting money laundering and terrorist financing activity requires us to properly identify and authenticate our customers. You should report any suspicious premium payments, surrenders or other activities to your money laundering reporting officer. If you fail to do so Sun Life may be exposed to the risk of legal sanction, financial penalties and reputational damage. Ask your manager or refer to the Contact Lists on The Source for the name of the money laundering reporting officer in your area.

You must actively protect Sun Life’s products and services from being used for money laundering, terrorist financing or other criminal activity.

Q.	What are some signs of money laundering?

Pay close attention to customer transaction requests or behaviour that seems out of the ordinary, such as:

•	reluctance to have information sent to a home address,

•	repeatedly using an address but frequently changing the name attached to it,

•	keen interest in internal systems, controls and policies,

•	providing inconsistent information about a transaction,

•	greater interest in liquidity than other features of a product,

•	giving an incorrect telephone number or disconnecting telephone service just after a transaction,

•	the use of aliases and a variety of similar but different addresses,

•	reluctance to present proper ID for identity verification,

•	refusing to disclose beneficial owners,

•	offers of money for providing services that appear unusual or suspicious, and

•	admissions or statements about involvement in criminal activities.

Consult the Anti-Money Laundering and Anti-Terrorist Financing Policy for more information.

2010 - CODE OF BUSINESS CONDUCT	10

Avoiding conflicts of interest

One important way we demonstrate our integrity is by ensuring that we do not put our interests ahead of those of our customers or shareholders, and do not appear to do so. Many situations could give rise to a potential conflict of interest. Actions we take on behalf of Sun Life must not be influenced by the possibility of gain for ourselves or for anyone personally associated with us. It is also important to avoid any appearance of a conflict.

Other sections of the Code set out some of the more common conflicts, but they are not exhaustive. If you have questions, speak to your manager or a compliance officer.

You must avoid any conflict or appearance of a conflict between your personal interests and those of Sun Life.

“When it comes to contracting out, business and family don’t mix.”

Q.	May I hire my brother to do some contract work for Sun Life if his rates are the best rates available?

No. Sun Life generally prohibits business dealings with employees’ family members. Regardless of your brother’s rates, Sun Life will not hire him to perform services under a contract if he will be working under your supervision or if you have any influence over the decision to employ him. Consult human resources for more information.

Q.	My husband has just become an executive sales manager for a company that services the computers in my department. Do I need to tell anyone about this?

Yes. One of your husband’s competitors or a co-worker could claim that your husband is getting Sun Life’s business because you are a Sun Life employee. You should ensure that you are independent, and are seen to be independent, from any business organization that provides goods or services to Sun Life. Notify your manager and make sure you are not involved in any decisions regarding retaining or overseeing your husband’s company.

2010 - CODE OF BUSINESS CONDUCT	11

Trading in securities

When we invest in the stock market our decisions must not be based on material non-public information we learn through our employment or relationship with Sun Life. You must not trade in Sun Life securities, or in any securities of another company, no matter how small or large the trade, if this decision is based on material information that is not generally available to the public. You also may not “tip” or pass this information on to others, or even share it with co-workers, other than those who have a need to know it to carry out their jobs at Sun Life.

If someone asks you for information about Sun Life that is not generally available to the public, please direct that inquiry to Public and Corporate Affairs or a member of the law department.

“Material information” is any information that a reasonable investor would consider important in deciding whether to buy, hold or sell the securities of a publicly traded company. There are also certain types of information that may become material over time (e.g., proposed business transactions). Consult the Disclosure Policy, Securities Trading Policy or someone in the law department as to whether information is material.

You may be subject to additional requirements depending on your specific employment at Sun Life. These may include pre-clearing your personal investments, trading public company securities only during specified periods, and filing insider-trading reports.

Q.	I overheard in the elevator that Sun Life is planning to acquire XYZ, a large public company. May I trade XYZ shares?

No, and you also must not trade in Sun Life securities. The prohibition on trading is not affected by how you obtained the information. Please refer to the Securities Trading Policy for assistance.

Q.	I am part of a team that supports the release of our quarterly financial results. In the days leading up to the release, I see draft documents setting out the results. Is it okay for me to discuss this information in general with people outside of Sun Life if I don’t refer to specific financial results?

No. This information is not yet public and should be treated as confidential. If you disclose any material information you may also be breaking securities laws.

2010 - CODE OF BUSINESS CONDUCT	12

Rejecting corruption and bribery

We do not, directly or indirectly, engage in bribery, kickbacks, payoffs or other corrupt business practices in our business relationships including with suppliers, customers and government representatives.

Many countries in which Sun Life operates have specific anti-corruption legislation. These generally prohibit companies from giving or offering anything of value to a government representative to influence a decision or assist the company in doing business.

Although you may make certain payments to facilitate routine government actions such as obtaining visas, it can be difficult to determine what is allowed. For this reason, other than for legally prescribed fees and similar payments, you should obtain advance approval from your business group general counsel or senior compliance officer before you give any business-related gift to a government representative.

“Sun Life’s track record of integrity makes me proud.”

2010 - CODE OF BUSINESS CONDUCT	13

Accepting and giving gifts and entertainment

From time to time many of us are offered, or may provide, gifts, favours, benefits or entertainment in the course of our work.

You should not accept any benefit that could in any way influence, or appear to influence, your ability to make objective business decisions. You should not offer gifts, favours, benefits or entertainment that might be perceived as inappropriately influencing another company’s business dealings with Sun Life. Consider the following criteria when accepting or offering benefits:

•	is the value involved nominal? (Check local policies or speak to your manager for guidance on what constitutes nominal in your business group as this can vary.)

•	does this occur frequently?

•	does the exchange create a sense of obligation on either party?

•	would it embarrass Sun Life or the recipient if publicly disclosed?

•	does it violate anti-corruption laws?

Depending on your position at Sun Life you may also have an obligation to report or seek pre-approval of gifts. Unless specifically provided under the terms of your employment or engagement you may not receive a commission or other compensation related to the sale of any Sun Life product or service.

Talk to your manager or compliance officer if you are unsure about whether you should accept or give a gift.

Q.	I work in strategic sourcing at Sun Life and recently received a call from a potential supplier offering me the use of his luxury condominium. He indicated that it would not be in use at the time and that it would be a shame to have it empty. Should I accept the invitation?

No. The supplier’s offer is too generous. You should decline the offer because it may influence your decision as to whether to use the supplier or, at the very least, it could appear to influence your decision.

Q.	I’m a communications consultant in a business unit. From time to time I hire outside graphic design firms to assist me with projects. These firms usually send me a bottle of wine when a big project wraps up. I believe it’s a fairly common practice. Am I allowed to accept it?

Yes. The gift is provided infrequently and the value is nominal. If however there were several gifts from the same firm you would need to consider if a conflict of interest exists. Speak to your manager if you have any questions.

2010 - CODE OF BUSINESS CONDUCT	14

Respecting privacy and confidentiality

We are all responsible for protecting confidential information – whether about Sun Life or our customers or co-workers – against theft, loss, unauthorized access, disclosure, destruction or misuse.

Personal information

Respecting our customers’ and employees’ privacy is critical to maintaining our ethical reputation and building strong business relationships. We accumulate a great deal of information about our customers and employees, and have an obligation to limit the collection, access, use and disclosure of this information as outlined in the Sun Life worldwide privacy commitment.

Specifically, we must collect, use or disclose personal information lawfully and fairly, and disclose it only with the permission of the person to whom it relates unless otherwise permitted or required by law. In certain jurisdictions, our customers have the right to ask if we hold any personal information about them and, if so, to review it. They may also have the right to know how we collected the information, how we use it, and to whom we have disclosed it.

We must respect and maintain the confidentiality of our employees’ personal information such as salaries, performance reviews or disabilities. Do not share this information with anyone unless it is directly related to performing your job.

Access to personal information within Sun Life is generally restricted to those employees who have a legitimate business reason to access it. In some cases, we may communicate or transfer personal information to employees, agents and service providers (even in other countries). In this case, the information may be subject to the laws of those jurisdictions. All of these persons, wherever they are located, must be required to protect the confidentiality of this personal information.

You must protect personal information about Sun Life customers and employees.

Q.	I am a call centre employee and recently received a call from someone asking whether his former spouse (our client) had removed him as the beneficiary of her policy. Should I answer his questions?

No. All policyholder, customer and employee information must be kept confidential. Our client is the policyholder not the beneficiary, and only the policyholder can grant permission to share her confidential information.

2010 - CODE OF BUSINESS CONDUCT	15

Information about Sun Life

Other than information produced and disclosed in the ordinary course of business, all information about Sun Life and its business is confidential and should not be disclosed to anyone outside Sun Life, including family and friends, or to your coworkers unless they need to know the information to carry out their employment. You are expected to keep confidential any information you acquire about Sun Life during your employment, even after you leave the company.

You should not speak for Sun Life, or imply you are doing so, unless you are specifically authorized. Some external communications such as articles for publication, presentations and remarks made on behalf of Sun Life may require review prior to release. Consult the law department or communications for more information.

In addition to everyday communications with outside persons and organizations, you may on occasion be asked to express your views to the media. Please immediately contact the communications representative in your area if the media approach you. As a general rule, public and corporate affairs will respond to questions about Sun Life’s positions on public policy or industry issues.

Only authorized people may speak for Sun Life.

Q.	How about social networking? Can I blog about Sun Life?

We support the use of social media and believe it will be an integral part of the way we do business in the future. We must, however, take a balanced approach in the use of social media when it relates to any aspect of our business. You must ensure that you have appropriate managerial approval to use social media for business purposes. In your personal use, you should not represent or imply that any personal opinions are approved or endorsed by Sun Life. As with any other communication, you should refrain from discussing or commenting on Sun Life’s internal business matters or affairs on social media sites or pages. Depending on your position with Sun Life, there may be additional restrictions on your use of social media. If you’re not sure, ask your manager or someone in the law department.

Q.	What may I talk about when in trade association and industry meetings?

Trade association members are also our competitors, and if you are appointed to represent Sun Life in a trade association or other organization, your contributions must respect the confidentiality of Sun Life’s information. Consult with someone in the law department or public and corporate affairs for more information.

2010 - CODE OF BUSINESS CONDUCT	16

Promoting fairness in the workplace

Our employees are critical to our success. We are committed to fairness in the workplace and recognize that a diverse workforce allows us to serve our customers most effectively. We will not tolerate unlawful discrimination, harassment or violence at work.

Specifically, we do not unlawfully discriminate against co-workers, customers or anyone else we encounter in the course of our work on the basis of their race, colour, religion, sex, sexual orientation, national origin, citizenship, creed, age, marital status, family status, disability, or other grounds included in human rights legislation. We do not engage in threatening, intimidating or violent acts against co-workers, customers or anyone else encountered in our work. Sexual or other harassment, or offensive behaviour such as verbal abuse or unnecessary physical contact, are also prohibited.

At all times treat your co-workers, customers and others with respect and dignity.

“It’s fun to work with people from so many different backgrounds.”

Q.	I’m looking to fill a senior position on my team from a pool of qualified candidates. May I offer the job to a man instead of a woman if I believe the woman is likely to start a family soon?

No. All employment decisions must be based on job-related criteria, skills and performance. Contact human resources for more information, or check local human resources standards.

Q.	My teammates sometimes tease me about my national origin. I don’t think they mean any harm by it, but it makes me feel uncomfortable. Should I report them?

Yes. This behaviour violates the Code. You can advise the employees that their comments are not acceptable if you feel comfortable doing so. You should also promptly report this to your manager, compliance officer or human resources. A report can also be made using the Employee Ethics Hotline.

2010 - CODE OF BUSINESS CONDUCT	17

Engaging in outside activities or employment

An important component of employee engagement relates to our ability to participate in our communities. We encourage you to be involved with outside organizations provided this does not create or appear to create a conflict of interest or interfere with your responsibilities at Sun Life.

To reduce the possibility of a conflict of interest, you may not engage in any work for, or serve on the board of, any organization that is publically traded or competes with or has a business relationship with Sun Life without written approval from your manager and your business group’s general counsel. You should also consult with the law department before you join the board of directors of any company other than a charity, non-profit organization, condominium or family businesses.

Do not speak for Sun Life or imply you are doing so in the course of your outside activities unless this has been specifically authorized in advance. Consult the human resources department or a person in the law department, who will arrange to seek the appropriate approval.

Our funds, facilities or services may not be used for the benefit of political parties or their candidates except as specifically authorized in advance. We also have a process for dealing with charitable and philanthropic spending. Please consult public and corporate affairs for information about these types of contributions.

“Sometimes I think nothing would get done at my condo if I weren’t on the board.”

Q.	May I work for another company if the hours don’t conflict with those I’m required to work at Sun Life?

That depends. You may not take on another job that creates a conflict of interest with your position at Sun Life.

A second job must be kept completely separate from your Sun Life position and must not interfere with your responsibilities and performance as a Sun Life employee.

2010 - CODE OF BUSINESS CONDUCT	18

Sustainability

We are committed to the principle of sustainability in the conduct of our business. This means ensuring that we meet the needs of the present in an responsible manner, so that we do not compromise the ability of future generations to meet their needs. We must all strive to conduct our business in a way that helps to reduce our environmental footprint. If you have any suggestions to improve the sustainability of our business practices, please submit them to the Sustainability Program on The Source.

Competing fairly

One of our obligations as an ethical company is to support our industry and encourage fair competition. Although we compete vigorously in every market in which we participate, we are committed to conducting business in compliance with all competition or antitrust laws. As specific prohibitions imposed by these laws vary, competing fairly and ethically in all our business activities is the most effective way to avoid contravening these rules.

Antitrust or competition laws prohibit Sun Life from engaging in activities intended to lessen competition. This means we cannot make agreements with competitors to fix prices or allocate sales, customers or territories. We may also not discuss with outsiders strategic information on topics such as pricing, product development and customer lists. Even if we do not intend these discussions to result in actions that restrict competition, they could be interpreted that way, and could be illegal whether or not they lead to a restriction of competition.

Q.	Sun Life recently hired an executive from another financial services company. In his role at our competitor he had access to important proprietary information that would be quite helpful. May we ask him to share this information?

No. The new employee has an obligation to protect the confidentiality of his former company’s information. You may only obtain information about competitors through publicly available information such as annual reports, expert analyses, press releases, the Internet, trade journals and so on.

Q.	At a recent meeting of industry professionals an attendee representing another company asked me if there would be any interest on Sun Life’s part in entering into an agreement not to compete against each other in certain markets. He explained this would put a lot of pressure on a mutual competitor of ours. I told him it didn’t sound ethical to me and avoided conversations with him for the rest of the event. Do I need to report this to someone?

Yes. The proposal was in violation of competition law and you must report it to someone in the law department responsible for advising your business unit or function.

2010 - CODE OF BUSINESS CONDUCT	19

Dealing with Sun Life assets

Using technology appropriately

The Internet, our intranets and email are important business resources and provide broad access to information. It is important that we use this technology appropriately.

Sun Life’s electronic communications systems are its property and should be used primarily for Sun Life business purposes. Incidental appropriate personal use is permitted provided it does not interfere with your business activity or Sun Life’s business applications.

Keep in mind that email records are more permanent than you might think – they can be retrieved even after they appear to have been deleted. If Sun Life becomes involved in litigation or an investigation, all correspondence may have to be turned over to third parties. Be careful when using email and avoid careless, exaggerated or inaccurate statements that could be misunderstood or used against you or Sun Life in a legal proceeding.

To monitor personal use, certain employees are authorized to check individual activity periodically. You should not expect that any of your email or Internet communications are private.

Q.	I sometimes receive funny emails at my Sun Life address. Some of them could be offensive – have I breached the Code simply by reading these emails?

No, but you should ask these people not to send you any more of these emails. It is not appropriate for you to receive or send jokes that are potentially offensive to others. You need to be aware that email is not private and may be monitored, and that you are responsible for taking reasonable steps to ensure the emails you send and receive do not violate the Internet/E-communication Access and Use Policy.

Q.	My friend gave me software that could help me prepare a presentation for an upcoming sales conference. Am I allowed to install it on my Sun Life computer?

No. You should not load any type of software onto Sun Life’s equipment. Consult the Internet/E-communication Access and Use Policy for more information.

2010 - CODE OF BUSINESS CONDUCT	20

Using and protecting Sun Life assets

We must all take reasonable steps to use Sun Life assets only for legitimate business purposes and to protect those asset against loss, theft, damage and misuse.

Do not remove furniture, equipment, supplies, or files and other information from Sun Life premises without authorization. If you are authorized to work at home or off-site, you are expected to keep Sun Life assets safe.

Be careful not to:

•	breach any copyright laws or regulations when making copies of documents or software, or

•	permit others to use Sun Life’s assets, such as its trademarks, without appropriate consent.

Expenses

We can be reimbursed only for reasonable expenses related to Sun Life business activities. Ensure expenses are documented and approved in keeping with expense reimbursement standards.

You are responsible for keeping confidential information safe.

“I need to be careful not to disclose sensitive information when using public transit.”

Q.	Is it okay for me to download music from the Internet to my Sun Life computer?

No, this is not appropriate for many reasons. Copyrightable material may not be downloaded without the consent of its owner or publisher. This could also expose our network to viruses.

2010 - CODE OF BUSINESS CONDUCT	21

Keeping books and records

Sun Life is required to maintain accurate, reliable and complete records to meet its legal and financial obligations and to manage its affairs. These books and records should reflect accurately all business transactions and be retained in accordance with Sun Life’s Records Management Operating Guideline. Failing to disclose or record revenues, expenses, assets or liabilities is prohibited.

Each of us is responsible for the integrity of books and records under our control. If you are responsible for creating, receiving or maintaining records, be diligent in enforcing proper practices. Keep in mind that you must preserve documents that could be potentially relevant to any litigation or any pending, threatened or reasonably foreseeable government investigation.

You must ensure that your accounting and financial records meet the highest standards.

“Even though I’m not a manager or executive, my emails could be important.”

Q.	The Sun Life Records Retention Schedule requires me to retain certain types of documents in my business area for a set number of years. How do these retention periods apply if a document might be relevant to a suspected violation of law or an investigation?

You must retain all documents relating to suspected violations of law, or imminent or reasonably foreseeable investigations or litigation. For more information consult the Records Management Operating Guideline, your records officer or someone in the law department responsible for advising your business unit or function.

Q.	I regularly clean out my email inbox. Are there any rules as to which messages should be kept and which should be deleted?

Some emails are business records and should be retained for the same duration as similar paper records. See the Records Management Operating Guideline for more information.

2010 - CODE OF BUSINESS CONDUCT	22

Maintaining appropriate controls

We all participate in Sun Life’s internal control framework. Internal controls help us achieve our business objectives, mitigate risks and meet our ethical obligations to our customers and other stakeholders. Our internal controls are designed to provide reasonable assurance that:

•	our operations are effective and efficient,

•	our financial reporting is reliable, and

•	we comply with laws and regulations.

Our commitment to internal control is reflected in Sun Life’s strong control environment, which includes:

•	the Sun Life Audit Committee, which provides oversight and guidance over internal control practices and Sun Life’s financial reporting,

•	a commitment to acting ethically as set out in the Code,

•	a sound organizational structure reflecting clear and appropriate accountabilities and authorities, and

•	competent and appropriately compensated employees.

“I didn’t realize how important internal controls were in helping us achieve our business goals.”

2010 - CODE OF BUSINESS CONDUCT	23

We are all responsible for Sun Life’s internal controls and we should understand how they relate to our roles. Working with your manager, you should:

•	clearly understand your department’s objectives and how your role contributes to achieving them,

•	establish and maintain control activities appropriate to achieving your objectives and mitigating associated risks,

•	be aware of changes in your business or business environment affecting your role, and adapt your control activities appropriately, and

•	continually monitor the appropriateness and effectiveness of internal controls for which you are responsible, and resolve related problems on a timely basis.

Be sure to inform your manager and other affected areas when problems occur – regularly communication maintains control awareness. If you are unsure how your role is affected by or contributes to internal control you should speak to your manager.

Q.	What is a control activity?

Control activities are processes we put in place to support our business objectives, to minimize risks and to help detect when things go wrong. Examples include:

•	company policies, standards and guidelines,

•	segregation of duties,

•	management reviews of key documents and information,

•	automated controls over information processing (validation checks, approval limits, exception reports), and

•	controls over access and changes to computer applications.

While control activities do not guarantee protection from risks, they should provide reasonable assurance that these risks are appropriately mitigated.

2010 - CODE OF BUSINESS CONDUCT	24

Dealing with regulators, auditors and others

Our reputation is built on our daily interaction with our customers, our shareholders and the public. We can all build Sun Life’s value by meeting the highest standards of professional conduct.

Specifically, we cooperate with lawful investigations and inquiries by regulators, law enforcement agencies, external and internal auditors and other investigators. We provide accurate and factual information to them, and do not mislead or attempt to improperly influence them. You should not tamper with any document to obscure the true nature of a transaction in Sun Life’s records or to impede or influence an audit, regulatory review or investigation. If you suspect information is not being provided as required, report your concerns to your compliance officer or someone in the law department.

Advise your compliance officer or senior manager in your business group of any requests that are outside the normal course of business, such as special audits, questionnaires or inquiries related to industry-wide investigations, as well as any regulatory complaint, fine or disciplinary action.

“I know who to contact if a regulator needs information.”

2010 - CODE OF BUSINESS CONDUCT	25

Need help?

The Code is a reference tool; it does not replace Sun Life standards or more detailed guidance. If you are not sure how to apply the Code in any situation:

•	talk to your manager,

•	contact someone identified in the Contact Lists on The Source, or

•	send an email to SLF_Code_of_Business_Conduct@sunlife.com.

You may access Sun Life policies and standards through the following links or directly through The Source. Speak to your manager if you do not have access to The Source.

Issue	Page	Relevant policy or standard/contact
Anti-money laundering and anti-terrorist financing	10	Anti-Money Laundering and Anti-Terrorist Financing Policy

Books and records	22	Fraud Risk Management Standard; Records Management Operating Guideline

Communicating with others	15, 20, 25	Disclosure Policy; Internet/E-communication Access and Use Policy; Privacy
		Commitment

Company assets	20	Internet/E-communication Access and Use Policy; Security Policy

Competing fairly	19	Someone in the law department responsible for advising your business unit or
		function

Complying with the law	8	Someone in the law department responsible for advising your business unit or
		function

Confidential information	12, 15	Disclosure Policy; Privacy Commitment; Securities Trading Policy; Security
		Policy; Supplementary Code of Conduct for Investment Operations

Directorships	18	Someone in the law department responsible for advising your business unit or
		function

Expenses	21	Local travel and expense reimbursement standards

Fairness in the workplace	17	Local human resources standards

2010 - CODE OF BUSINESS CONDUCT	26

Issue	Page	Relevant policy or standard/contact
Fraud	9	Fraud Risk Management Standard

Gifts and entertainment	14	Supplementary Code of Conduct for Investment Operations

Media communications	16	Disclosure Policy

Outside activities or employment	18	Someone in the law department responsible for advising your business unit or function

Personal relationships	11	Local human resources standards

Personal safety	17	Security Policy

Privacy	15	Disclosure Policy; Internet/E-communication Access and Use Policy; Privacy Commitment; Security Policy

Regulatory investigations	25	Compliance officer or someone in the law department responsible for advising your business unit or function

Reporting Code breaches	5	Your manager, a compliance officer, the general counsel or senior compliance officer within your business group, the chief compliance officer, Employee Ethics Hotline, SLF_Code_of_Business_Conduct@sunlife.com

Securities trading	12	Securities Trading Policy

Sustainability	19	Sustainability Program

Technology	16, 20	Information Security Policy; Internet/E-communication Access and Use Policy; Security Policy

There may be local standards that correspond to the above enterprise-wide policies. Please check your local intranet or ask your manager.

2010 - CODE OF BUSINESS CONDUCT	27

Notes

2010 - CODE OF BUSINESS CONDUCT	28

© Sun Life Assurance Company of Canada 2010 03/10

Appendix B

CERTIFICATION

Annual Acknowledgement and Certification of Obligations under the Code of Business Conduct and Ethics

1.	I acknowledge and certify that I am a Covered Officer under the Sun Capital Advisers Trust Code of Business Conduct and Ethics (the “Code”) and therefore subject to all of its requirements and provisions.

2.	I have read and understand the requirements and provisions set forth in the Code.

3.	I have adhered to the Code and will continue to adhere to the Code.

Signature	Date
Print Name	Title

B-1